ONI BIOPHARMA ANNOUNCES
PROPOSED RIGHTS OFFERING TO SHAREHOLDERS

ALACHUA, FL (December 5, 2008) - Oragenics, Inc. d/b/a ONI BioPharma Inc. (Alternext US1 : “ONI”) announced today that it intends to distribute, at no charge, to the holders of its Common Stock transferable subscription rights entitling the holders to collectively subscribe for up to an aggregate of 19,159,239 investment units. ONI intends to file a registration statement with the SEC for the offering, and the record date for the rights distribution will be fixed at or about the time the registration statement is declared effective. ONI expects to issue to its shareholders one-half of a subscription right for each share of Common Stock held by them on the record date. One full subscription right will entitle the holder to purchase one investment unit at an exercise price to be determined at the time the registration statement is declared effective. Subscribers who exercise their subscription rights in full will also be able to subscribe for additional units not subscribed for by the holders.

Each investment unit will consist of one share of ONI’s Common Stock and one warrant to purchase one share of ONI’s Common Stock at an exercise price and for a term to be determined. ONI expects to have the right to accelerate the expiration date of the warrants if the Common Stock trades at a premium to be set over the warrant exercise price while the warrants are outstanding. No fractional rights, investment units, shares or warrants will be issued. The subscription rights will be exercisable only during the subscription period, which will be not less than 14 trading days and will be specified in the prospectus to be distributed for the offering. If not exercised before expiration of the subscription period, the subscription rights will expire. ONI will have the right, in its discretion, to extend the rights offering subscription period or terminate the rights offering at any time prior to expiration of the subscription period.

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1 NYSE Alternext US LLC is the new name of The American Stock Exchange, which was acquired by NYSE Euronext on October 1, 2008.

ONI expects to enter into a dealer manager agreement with a securities dealer. ONI expects that the agreement will provide that the dealer manager will solicit exercise of the rights and also underwrite the units not subscribed for in the rights offering on a best efforts basis. If all of the subscription rights are exercised, or if all of the units not subscribed for in the rights offering are successfully placed by the dealer manager, ONI will issue an additional 19,159,239 shares of Common Stock and warrants exercisable for an additional 19,159,239 shares of ONI’s Common Stock will be outstanding. ONI intends to use the net proceeds of the offering for inventory buildup costs and marketing expenses for its recently formed consumer products division.

The Company has not entered into any definitive agreement with respect to the rights offering, and the terms of the rights offering are subject to change in the discretion of the Company’s board of directors.

THIS ANNOUNCEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE THE INVESTMENT UNITS OR THE COMPANY’S COMMON STOCK OR WARRANTS. ANY SUCH OFFERING MAY BE MADE SOLELY BY PROSPECTUS.

About ONI BioPharma

Oragenics, Inc. (d/b/a ONI BioPharma Inc.) is a biopharmaceutical company with a pipeline of unique proprietary technologies, some of which are being commercialized. The Company also has a number of products in discovery, preclinical and clinical development, with a concentration in the main therapeutic area of infectious diseases, diagnostics, and oral health. The Company has developed platform technologies with respect to its products, thereby creating a pipeline of future products, which the Company expects to develop.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect ONI BioPharma’s current views with respect to future events and financial performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, our ability to qualify to be listed on another exchange if we are delisted by Alternext US LLC or to otherwise be quoted on a quotation medium, future costs associated with any potential listing sponsor or changing to another exchange, the risk factors relating to our common stock and the other risk factors set forth in our most recently filed annual report on Form 10-KSB and quarterly report on Form 10-Q, and other factors detailed from time to time in filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

Contact:

ONI BioPharma Inc.
Stanley B. Stein
(386) 418-4018 X222